TherapeuticsMD, Inc. 10-K

Exhibit 10.24

AMENDMENT NO. 7
TO FINANCING AGREEMENT

AMENDMENT NO. 7 TO FINANCING AGREEMENT, dated as of January 13, 2021 (this “Amendment”), to the Financing Agreement, dated as of April 24, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), by and among THERAPEUTICSMD, INC., a Nevada corporation (“Company” or “Borrower”), certain Subsidiaries of Borrower, as Guarantors, the Lenders from time to time party thereto, and SIXTH STREET SPECIALTY LENDING, INC., a Delaware corporation (“Sixth Street”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).

WHEREAS, the Loan Parties have requested that the Administrative Agent and the Lenders amend certain terms and conditions of the Financing Agreement; and

WHEREAS, the Administrative Agent and the Lenders are willing to amend such terms and conditions of the Financing Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.        Definitions. All terms used herein that are defined in the Financing Agreement and not otherwise defined herein shall have the meanings assigned to them in the Financing Agreement.

2.        Amendments.

(a)          New Definitions. Section 1.01 of the Financing Agreement is hereby amended by adding the following definitions, in appropriate alphabetical order:

(i)                 ““Amendment No. 7” means Amendment No. 7 to Financing Agreement, dated as of January 13, 2021, by and among the Loan Parties, the Administrative Agent and the Lenders.”

(ii)                 ““Amendment No. 7 Effective Date” means the “Amendment Effective Date” as set forth in Amendment No. 7.”

(iii)                 ““Cash Collateral Account” means that certain Deposit Account with Bank of America, N.A. identified by account number 4451020473.”

(iv)                 ““Specified Payables” means the aggregate amount of all trade payables aged in excess of 60 days past the applicable invoice date and all book overdrafts, in each case as reasonably determined by Administrative Agent.”

(b)          Existing Definitions. Section 1.01 of the Financing Agreement is hereby amended as follows:

(i)                 The definition of Excluded Account is hereby amended and restated to read as follows:

““Excluded Account” means (i) Deposit Accounts and Securities Accounts the balance of which consists exclusively of (a) withheld income Taxes and federal, state or local employment Taxes in such amounts as are required to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of the Company or any of its Subsidiaries, and (b) any payroll accounts, health care reimbursement accounts and employee benefits accounts, including any accounts containing amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of the Company or any of its Subsidiaries, (ii) all segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts, fiduciary accounts and trust accounts and (iii) any Deposit Accounts and Securities Accounts, amounts on deposit in which do not exceed $100,000 individually or $500,000 in the aggregate at any one time, (iv) any Deposit Accounts that contain accounts receivable arising from any Governmental Payor where Administrative Agent may not under applicable Law obtain a security interest in or lien on such Deposit Account receiving the proceeds of such accounts receivable; provided, that amounts in such Deposit Account referred to in this subclause (iv) are automatically transferred on each Business Day into a Deposit Account that is not an Excluded Account, (v) the Cash Collateral Account, or (vi) the Deposit Account with Bank of America, N.A. identified by account number 4451288202.”

(ii)                 The definition of Permitted Indebtedness is hereby amended by deleting “and” at the end of clause (m), deleting the “.” at the end of clause (n) and inserting a “;” in place thereof, and inserting a new clause (o) as follows:

“(o) Indebtedness of the Loan Parties in respect of credit card programs in the ordinary course of business in an aggregate amount not to exceed $200,000 at any time outstanding.”

(iii)            The definition of Permitted Liens is hereby amended by deleting “and” at the end of clause (p), deleting the “.” at the end of clause (q) and inserting a “;” in place thereof, and inserting a new clause (r) as follows:

“(r) Liens on the Cash Collateral Account securing Permitted Indebtedness described under clause (o) of the definition thereof.”

(c)           Section 5.1(a) (Cash Reports). Section 5.1(a) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Cash Reports. Promptly, but in any event within 5 Business Days, after the end of each week commencing with the week ending January 15, 2021, a report (which report may consist of bank statements) of the current Cash and Cash Equivalent balances (including the balances in each Deposit Account of each Loan Party) of the Company and its Subsidiaries, which report shall identify (i) unrestricted (other than restrictions created by the Collateral Documents) and restricted Cash and Cash Equivalents and (ii) those accounts that constitute Qualified Cash; provided, that at any time the current Cash and Cash Equivalent balances of the Company and its Subsidiaries is less than (A) $75,000,000, the Company shall either (1) on each Business Day provide a report of at least 95% of the current Cash and Cash Equivalent balances of the Company and its Subsidiaries (the “Specified Cash”), which report shall identify unrestricted (other than restrictions created by the Collateral Documents) and restricted Cash and Cash Equivalents (or, if greater, all Cash and Cash Equivalent balances required to satisfy the covenant set forth in Section 6.8) or (2) provide Administrative Agent with electronic, read only access to such Deposit Accounts of the Company and its Subsidiaries which contain the Specified Cash and (B) $60,000,000, the Company shall immediately notify Administrative Agent in writing of the current Cash and Cash Equivalent balances (including the balances in each Deposit Account of each Loan Party) of the Company and its Subsidiaries.”

(d)          Section 6.8(a) (Minimum Qualified Cash). Section 6.8(a) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Minimum Qualified Cash. At all times, Borrower shall not permit Qualified Cash to be less than $60,000,000 minus the Specified Payables.”

(e)          Section 6.8(b) (Minimum Revenue). Section 6.8(b) of the Financing Agreement is hereby amended by amending the table set forth therein for the Fiscal Quarters ending March 31, 2021 and June 30, 2021 such that the minimum Product Revenue for the Fiscal Quarter ending (i) March 31, 2021 shall be $18,000,000 and (ii) June 30, 2021 shall be $22,000,000.

3.        Waiver.

(a)          Pursuant to the request of the Loan Parties and in reliance upon the representations and warranties of the Loan Parties described herein, Administrative Agent and the Lenders hereby waive any Event of Default under Section 8.1(c) of the Financing Agreement arising out of the Loan Parties’ failure to comply with Section 6.16 of the Financing Agreement solely as a result of the failure of the Loan Parties to cause the Cash Collateral Account to be subject to a Control Agreement (the “Specified Event of Default”).

(b)          The waiver in this Section 3 shall be effective only in this specific instance and for the specific purpose set forth herein and does not allow for any other or further departure from the terms and conditions of the Financing Agreement or any other Loan Document, which terms and conditions shall continue in full force and effect.

4.        Conditions to Effectiveness. This Amendment shall become effective only upon satisfaction in full, in a manner satisfactory to the Administrative Agent, of the following conditions precedent (the first date upon which all such conditions shall have been satisfied being hereinafter referred to as the “Amendment Effective Date”):

(a)          Payment of Fees, Etc. The Borrowers shall have paid on or before the Amendment Effective Date (i) an amendment fee equal to $5,000,000, which fee shall be fully earned, due and payable to Administrative Agent on the Amendment Effective Date, and (ii) all fees, costs, expenses and taxes then payable, if any, pursuant to Section 2.7 or 10.2 of the Financing Agreement.

(b)          Representations and Warranties. The representations and warranties contained in this Amendment and in Article IV of the Financing Agreement and in each other Loan Document shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as the Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date.

(c)          No Default; Event of Default. No Default or Event of Default (other than the Specified Event of Default) shall have occurred and be continuing on the Amendment Effective Date or result from this Amendment becoming effective in accordance with its terms.

(d)          Delivery of Documents. The Administrative Agent shall have received on or before the Amendment Effective Date:

(i)                 this Amendment, duly executed by the Loan Parties, the Administrative Agent and the Lenders; and

(ii)                an amendment to each Warrant to Purchase Common Stock dated August 5, 2020 issued by the Borrower to Sixth Street, Redwood IV Finance 1, LLC and TAO Finance 1, LLC, in each case in form and substance satisfactory to the Administrative Agent and duly executed by the Borrower.

(e)          Material Adverse Effect. The Administrative Agent shall have determined, in its reasonable judgment, that no event or development shall have occurred since December 31, 2019, which could reasonably be expected to have a Material Adverse Effect.

(f)           Liens; Priority. The Administrative Agent shall be satisfied that the Administrative Agent has been granted, and holds, for the benefit of the Administrative Agent and the Lenders, a perfected, first priority Lien on and security interest in all of the Collateral, subject only to Permitted Liens, to the extent such Liens and security interests are required pursuant to the Loan Documents to be granted or perfected on or before the Amendment Effective Date.

(g)          Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with any Loan Document or the transactions contemplated thereby or the conduct of the Loan Parties’ business shall have been obtained or made and shall be in full force and effect. There shall exist no claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or Governmental Authority which (i) relates to the Loan Documents or the transactions contemplated thereby or (ii) could reasonably be expected to have a Material Adverse Effect.

5.        Conditions Subsequent to Effectiveness. As an accommodation to the Loan Parties, Administrative Agent and the Lenders have agreed to execute this Amendment notwithstanding the failure by the Loan Parties to satisfy the conditions set forth below on or before the Amendment Effective Date. In consideration of such accommodation, the Loan Parties agree that, in addition to all other terms, conditions and provisions set forth herein and in the Financing Agreement and the other Loan Documents, including, without limitation, those conditions set forth in Section 4 hereof, the Loan Parties shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (it being understood that (a) the failure by the Loan Parties to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an Event of Default and (b) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Amendment, the Financing Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Amendment Effective Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 5):

(a)               On or prior to the date that is 30 days following the Amendment Effective Date (or such later date as agreed to in writing by Administrative Agent in its sole discretion), the Loan Parties shall deliver to Administrative Agent (x) Control Agreements for (i) each Deposit Account identified on Exhibit A hereto and (ii) any other Deposit Account with respect to which a Control Agreement is required to be delivered under the Loan Documents, in each case duly executed by, in addition to the applicable Loan Party, the applicable financial institution, (y) evidence that the Deposit Account identified by account number 898049551890 has been closed; and

(b)               On or prior to the date that is 5 Business Days following the Amendment Effective Date (or such later date as agreed to in writing by Administrative Agent in its sole discretion), the Loan Parties shall deliver to Administrative Agent Collateral Assignments for Security in respect of the trademarks, patents and patent applications identified on Exhibit B hereto.

6.        Continued Effectiveness of the Financing Agreement and Other Loan Documents. Each Loan Party hereby (a) acknowledges and consents to this Amendment, (b) confirms and agrees that the Financing Agreement and each other Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Amendment Effective Date, all references in any such Loan Document to “the Financing Agreement”, the “Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment, and (c) confirms and agrees that, to the extent that any such Loan Document purports to assign or pledge to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, or to grant to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, a security interest in or Lien on any Collateral as security for the Obligations of the Loan Parties from time to time existing in respect of the Financing Agreement (as amended hereby) and the other Loan Documents, such pledge, assignment and/or grant of the security interest or Lien is hereby ratified and confirmed in all respects. This Amendment does not and shall not affect any of the obligations of the Loan Parties, other than as expressly provided herein, including, without limitation, the Loan Parties’ obligations to repay the Loans in accordance with the terms of Financing Agreement or the obligations of the Loan Parties under any Loan Document to which they are a party, all of which obligations shall remain in full force and effect. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Administrative Agent or any Lender under the Financing Agreement or any other Loan Document nor constitute a waiver of any provision of the Financing Agreement or any other Loan Document.

7.        No Novation. Nothing herein contained shall be construed as a substitution or novation of the Obligations outstanding under the Financing Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby.

8.        No Representations by Administrative Agent or Lenders. Each Loan Party hereby acknowledges that it has not relied on any representation, written or oral, express or implied, by Administrative Agent or any Lender, other than those expressly contained herein, in entering into this Amendment.

9.        Release. Each Loan Party hereby acknowledges and agrees that: (a) neither it nor any of its Subsidiaries has any claim or cause of action against Administrative Agent or any Lender (or any of the directors, officers, employees, agents, attorneys or consultants of any of the foregoing) and (b) the Administrative Agent and the Lenders have heretofore properly performed and satisfied in a timely manner all of their obligations to the Loan Parties, and all of their Subsidiaries and Affiliates. Notwithstanding the foregoing, the Administrative Agent and the Lenders wish (and the Loan Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of their rights, interests, security and/or remedies. Accordingly, for and in consideration of the agreements contained in this Amendment and other good and valuable consideration, each Loan Party (for itself and its Subsidiaries and Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release, waive and forever discharge the Administrative Agent and the Lenders, together with their respective Affiliates and Related Funds, and each of the directors, officers, employees, agents, attorneys and consultants of each of the foregoing (collectively, the “Released Parties”), from any and all debts, claims, allegations, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, in each case, on or prior to the Amendment Effective Date directly arising out of, connected with or related to this Amendment, the Financing Agreement or any other Loan Document, or any act, event or transaction related or attendant thereto, or the agreements of Administrative Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Loan Party, or the making of any Loans or other advances, or the management of such Loans or other advances or the Collateral. Each Loan Party represents and warrants that it has no knowledge of any claim by any Releasor against any Released Party or of any facts or acts or omissions of any Released Party which on the date hereof would be the basis of a claim by any Releasor against any Released Party which would not be released hereby.

10.         Further Assurances. The Loan Parties shall execute any and all further documents, agreements and instruments, and take all further actions, as may be required under applicable law or as Administrative Agent may reasonably request, in order to effect the purposes of this Amendment.

11.         Miscellaneous.

(a)          This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.

(b)          Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(c)          This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

(d)          Each Loan Party hereby acknowledges and agrees that this Amendment constitutes a “Loan Document” under the Financing Agreement. Accordingly, it shall be an immediate Event of Default under the Financing Agreement if (i) any representation or warranty made by any Loan Party under or in connection with this Amendment shall have been incorrect in any respect when made or deemed made, or (ii) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Amendment.

(e)          Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date set forth on the first page hereof.

BORROWER:

THERAPEUTICSMD, INC.

By:	/s/ James C. D’Arecca
Name:	James C. D’Arecca
Title:	Chief Financial Officer

GUARANTORS:

VITAMEDMD, LLC

By:	/s/ James C. D’Arecca
Name:	James C. D’Arecca
Title:	Chief Financial Officer

BOCAGREENMD, INC.

By:	/s/ James C. D’Arecca
Name:	James C. D’Arecca
Title:	Chief Financial Officer

VITACARE PRESCRIPTION SERVICES, INC.

By:	/s/ John C.K. Milligan, IV
Name:	John C.K. Milligan, IV
Title:	President

SIXTH STREET SPECIALTY LENDING, INC., as Administrative Agent and Lender

By:	/s/ Joshua Easterly
Name: Joshua Easterly
Title: Chief Executive Officer

TOP IV TALENTS, LLC, as Lender

By:	/s/ Joshua Peck
Name: Joshua Peck
Title: Vice President

TAO TALENTS, LLC, as Lender

By:	/s/ Joshua Peck
Name: Joshua Peck
Title: Vice President